Exhibit 10.3

AMENDMENT TO EXECUTIVE TRANSITION AGREEMENT

This Amendment (this “Amendment”) to the Executive Transition Agreement (as defined below) is entered into as of May 9, 2024 by and between Robert Alpert (the “Executive”) and P10 Intermediate Holdings, Inc. (the “Company”) on behalf of it and its parent, subsidiaries, successors, and assigns, including but not limited to P10, Inc. (“P10”) (collectively with Executive, the “Parties”).

RECITALS

WHEREAS, the Executive and the Company entered into an Executive Transition Agreement (the “Executive Transition Agreement”) as of October 20, 2023;

WHEREAS, on May 6, 2024, the Executive notified P10 and the board of directors (the “Board”) of P10, Inc. of his intent to resign as Chairman of the Board and Executive Chairman and on May 7, 2024, the Board and P10 accepted the Executive’s resignations, effective as of the Company’s annual meeting on June 14, 2024 (the “Resignation Date”);

WHEREAS, in connection with the Executive’s resignations, the Executive and the Company wish to enter into this Amendment to reflect the early termination of the Executive Transition Agreement and certain other changes to the Executive Transition Agreement, as provided for herein.

NOW THEREFORE, in consideration of the promises, representations, and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.
Termination. The Executive Transition Agreement shall terminate on the Resignation Date and the Parties expressly waive the ninety (90) days’ notice period provided in Section 5 of the Executive Transition Agreement.
2.
Resignation. On the Resignation Date, the Executive shall cease to serve as Executive Chairman. The Executive also acknowledges that he has provided notice of his resignation as Chairman of the Board and such resignation has been accepted by the Board, effective as of the Resignation Date. The Executive agrees to execute any documentation as the Company determines is reasonably necessary or desirable to give effect to such resignations.
3.
Employee Benefits. The last sentence of Section 3(e) of the Executive Transition Agreement, is hereby amended to read in its entirety as follows:

“Executive shall also receive reimbursement for Executive’s cost of COBRA premiums for health insurance coverage (to the extent such premiums exceed the contributory cost for the same coverage that the Company charges active employees) for a period of sixteen (16) months following the Transition End Date or until Executive’s right to COBRA continuation expires, whichever is shorter, provided that Executive timely elects and is eligible for COBRA coverage.”

4.
Effect of Amendment. Except as specifically provided by this Amendment, the Executive Transition Agreement shall remain in full force and effect in all other respects, subject to any other amendments that may be adopted from time to time.
5.
Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Texas, without giving effect to any conflicts of laws principals.
6.
Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile, electronic, or .pdf signatures shall have the same force and effect as original signatures.

Exhibit 10.3

IN WITNESS WHEREOF, the Executive and the Company have executed this Amendment to the Executive Transition Agreement as of the date first above written.

P10 Intermediate Holdings Inc

/s/ Amanda Coussens
By

Chief Financial Officer
Title

5/9/2024
Date

Executive

/s/ Robert Alpert
Robert Alpert

5-9-2024
Date